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                                                                      Exhibit 99
                        Assisted Living Concepts, Inc.
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                                                                            NEWS


                                           Contact:  Joseph W. McDonnell
                                                     Broadgate Consultants, Inc.
                                                     503-252-6233

For Immediate Release
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              ASSISTED LIVING CONCEPTS TO DELAY EARNINGS REPORT
                EXPECTS LOSS FOR 1998 AND FURTHER RESTATEMENTS


                    BOARD OF DIRECTORS ELECTS NEW CHAIRMAN

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PORTLAND, OREGON, March 31, 1999  Assisted Living Concepts, Inc. (AMEX: ALF),
one of the nation's leading providers of assisted living for older adults, today announced that it will postpone the filing of its report on Form 10-K, scheduled to be filed on March 31, 1999 and delay its report of its 1998 earnings.

          The Company also announced that in connection with its year-end audit and in preparation for a previously announced restatement of its financial statements, additional items continue to be identified which will materially increase the size of the restatement, and may affect periods prior to the second quarter of 1997, including the Company's results for the year ended December 31, 1996. The Company is in the process of determining the scope and magnitude of the restatement.

     As a result of the restatement and other factors, the Company expects to report a net loss in excess of $15-20 million for the year ended December 31,1998. The Company also expects to record a material loss in the fourth quarter of 1998 due to an increase in net interest and general and administrative expenses resulting from a reduction in capitalized interest and capitalized payroll associated with a lower level of development activity during the period, a charge of approximately $1.2 million relating to a terminated merger, write-offs of approximately $2.1 million relating to the abandonment of certain development sites, the write-off of certain deferred financing costs and other one-time charges. In addition, the fourth quarter was negatively impacted by a reduction in occupancy at certain stabilized residences and by slower than expected fill-up of recently opened residences, due primarily to the diversion of management's time and attention in connection with the merger and also due to regulatory issues in certain states. Several of these factors have continued to impact operations during the first quarter of 1999 and,


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together with certain one-time charges, will have a material adverse effect on the Company's results of operations for the first quarter.

     As previously announced on February 1, 1999, the Company intends to restate its financial statements for the year ended December 31,1997 and subsequent quarterly periods to treat the reimbursement of losses from the operations of certain start-up facilities by the Company's joint venture partner as loans, rather than other income. The additional items identified as a result of the year-end audit and in preparation for the restatement include, but may not be limited to, an increase in net interest and general and administrative expenses resulting from a reduction in previously capitalized amounts relating to the Company's development activities and an increase in rent expense resulting from the straight-lining of certain lease escalators. The restatement of the second quarter of 1998 may also include an additional write-off of goodwill primarily associated with the closing of the Company's home health care operations.

     "We are working hard to address these issues so that we can put our accounting problems behind us as quickly as possible," said Keren Brown Wilson, President and Chief Executive Officer. "The Company has grown from 5 residences at the end of 1994 to 177 residences today, including 70 that are debt free. We have to keep in mind that we have the financial resources to operate our business. And with our strengthened management team, we are enhancing our infrastructure to move this company to the next stage of its development," said Dr. Wilson. The Company continues to work closely with its independent auditors to complete the audit for the fiscal year ended December 31, 1998 and the restatement of financial statements.

     The Company also announced today the election of Mr. Richard Ladd as interim Chairman of the Board. The Company is in discussion with several highly qualified candidates to be outside directors to the board, including a permanent Chairman. Mr. Ladd replaces Mr. William McBride as Chairman. Mr. McBride has advised the board that he will not stand for reelection to the board at the next meeting of shareholders.

     This press release and statements made by or on behalf of Assisted Living Concepts relating hereto may be deemed to constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be affected by risks and uncertainties, including (i) those associated with the completion of the Company's 1998 audit, the preparation of restated financial statements and the scope and magnitude of the restatement, (ii) the costs associated with and potential outcome of the Company's pending shareholder litigation and pending and potential future regulatory actions, (iii) the impact of reduced occupancy at certain stabilized residences and slower than expected fill-up of recently opened residences and (iv) those more fully described in the Securities and Exchange Commission reports filed by the Company on Form 10-K for the fiscal year ended December 31, 1997 and Form 10-Q for the quarter ended September 30, 1998. In light of such risks and uncertainties, Assisted Living Concepts' actual results could differ materially from such forward-looking statements. Prior to the filing of periodic reports relating to the restatement, Assisted Living Concepts does not undertake any obligation to publicly release any revisions to forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

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